UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported):  December 6, 2010

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, LA 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Members of management of Entergy Corporation (the “Company”) will be conducting meetings with investors during the period of December 6, 2010 through December 8, 2010.  During the course of those meetings, the Company will reaffirm its prior guidance ranges for 2010 and 2011, as stated in the press releases furnished as exhibits 99.2 and 99.3 to the Company’s Report on Form 8-K dated October 29, 2010 (the “October 29 Releases”).

Earnings guidance for 2010 is in the range of $5.95 to $6.80 per share on an as-reported basis and $6.40 to $7.20 per share on an operational basis.  As-reported earnings guidance for 2010, which was revised in April 2010, includes a special item for the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus and EquaGen as well as expenses for spin-off dis-synergies and outside services to pursue the spin-off.   Earnings guidance for 2011 is in the range of $6.35 to $6.85 per share on both as-reported and operational bases.

In this report, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2009, (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear operating and regulatory risks; and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described in subsequent securities filings.

The information in this Report on Form 8-K is being furnished, not filed, pursuant to Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Theodore H. Bunting, Jr. Theodore H. Bunting, Jr. Senior Vice President and Chief Accounting Officer

Dated:  December 6, 2010